As filed with the Securities and Exchange Commission on September 1, 2022
    Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GROVE COLLABORATIVE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	88-2840659
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 Sansome Street
San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)
GROVE COLLABORATIVE HOLDINGS, INC. 2022 EQUITY AND INCENTIVE PLAN
GROVE COLLABORATIVE HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN
GROVE COLLABORATIVE, INC. 2016 EQUITY INCENTIVE PLAN
(Full title of the plans)

Delida Costin
Chief Legal and People Officer
1301 Sansome Street
San Francisco, CA 94111
Telephone: (800) 231-8527
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
    This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Grove Collaborative Holdings, Inc., a Delaware public benefit corporation (the “Registrant”), relating to (i) 24,555,528 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issuable under the Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”), (ii) 3,274,070 shares of Class A Common Stock issuable under the Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), and (iii) 8,989,859 shares of Class A Common Stock that may be issued pursuant to the exercise of outstanding stock options under the Grove Collaborative, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), and (iv) 15,287,617 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) that may be issued pursuant to the exercise of outstanding stock options under the 2016 Plan.
    This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for the reoffering and resale of shares of Common Stock that may be deemed to be restricted securities under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder that have been acquired by certain of our executive officers and directors, as applicable, being the selling stockholders identified in the Reoffer Prospectus. The number of shares of Class A Common Stock included in the Reoffer Prospectus represents shares of Common Stock that have been acquired by the selling stockholders pursuant to awards made to the selling stockholders and does not necessarily represent a present intention to sell any or all such shares of Class A Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b)(1).

REOFFER PROSPECTUS

18,481,237 Shares of Class A Common Stock
Offered by Selling Stockholders

Certain of our stockholders (the “Selling Stockholders”), may offer and sell from time to time, for their own account, up to an aggregate of 3,655,559 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued pursuant to stock option and restricted stock unit awards granted under the 2016 Plan, 32,200 fully vested shares of our Class A Common Stock that were issued under the 2022 Plan, and 14,793,478 shares of our Class A Common Stock that may be issued upon the conversion of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”), that are subject to outstanding stock option and restricted stock unit awards granted under the 2016 Plan (collectively, the “Shares”). The Selling Stockholders consist of certain of our present executive officers and directors, as well as certain unnamed non-affiliates of the Company who hold less than the lesser of 1,000 shares or one percent (1%) of the shares issuable under the 2022 Plan, and who may make reoffers and resales of Shares up to such amount under this prospectus.

The Shares constitute restricted securities under the Securities Act of 1933, as amended (the “Securities Act”), before the sale under this prospectus. This prospectus has been prepared for the purpose of registering the Shares under the Securities Act for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. The Selling Stockholders may offer for sale or sell the Shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices. In connection with such sales, the Selling Stockholders and any participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, and any commission they receive and the proceeds of any sale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. We cannot predict when or in what amounts the Selling Stockholders may sell any of the Shares offered by this prospectus.

Our Class A Common Stock, is listed on the New York Stock Exchange under the symbol “GROV.” Our Class B Common Stock is not publicly traded, but is convertible into shares of our Class A Common Stock on a one-for-one basis.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-6 of this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus, as well as “Special Note Regarding Forward-Looking Statements” on page S-2 of this prospectus.

_____________________________________________

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________________________________

The date of this prospectus is September 1, 2022.

_____________________________________________
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof. Additionally, any information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Grove,” “the Company,” “we,” “our” and “us” refer to Grove Collaborative Holdings, Inc., a Delaware public benefit corporation, and its subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus contains important information you should know before investing, including important information about the Company and the securities being offered. You should carefully read this prospectus, as well as the additional information contained in the documents described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus, and in particular the periodic and current reporting documents we file with the Securities and Exchange Commission (the “Commission”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules in accordance with Commission rules and regulations. For further information with respect to the Company and the securities being offered hereby, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or any other such document, each such statement is qualified in all respects by reference to the corresponding exhibit. You should review the complete document to evaluate these statements.

We file annual, quarterly and current reports, proxy statements and other documents with the Commission under the U.S. Securities Exchange Act of 1934, as amended. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission. You may obtain copies of the registration statement and its exhibits and the other documents that we file with the Commission at www.sec.gov.

We also make these documents available on our website at https://investors.grove.co/. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus. Our principal executive office is located at 1301 Sansome Street, San Francisco, CA 94111, and can be reached by telephone at (800) 231-8527.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission rules permit us to incorporate by reference information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for information superseded by information contained in this prospectus itself or in any subsequently filed incorporated document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission (Registration No. 001-40263), other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about the Company and its business and financial condition.

(1)The Company’s prospectus contained in the Company’s Registration Statement on Form S-4 (Registration No. 333-262200), filed with the Commission on January 18, 2022 and as amended on March 11, 2022, April 18, 2022, May 10, 2022 and May 13, 2022;

(2)The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 16, 2022;

(3)The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the Commission on August 12, 2022 and as amended on August 22, 2022;

(4)The Company’s Current Reports on Form 8-K, filed with the Commission on April 4, 2022, April 14, 2022, June 2, 2022, June 15, 2022, June 23, 2022, July 19, 2022, August 22, 2022 and August 30, 2022; and

(5)The description of the Class A Common Stock contained in the Company’s Registration Statement on Form S-1, filed with the Commission on July 18, 2022 (Registration No. 333-266197), including any amendment or report for the purpose of updating such description.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of this offering and after the date of the initial filing of the registration statement shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus.
Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. Prospective investors may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at our executive offices at:
Grove Collaborative Holdings, Inc.
1301 Sansome Street
San Francisco, CA 94111
Telephone: (800) 231-8527

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward- looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

• competition and the ability of the business to grow and manage growth profitably;
•expansion plans and opportunities, including future acquisitions or additional business combinations;

•litigation, complaints, and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends, and employee availability;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•our financial and business performance following the consummation of the Company’s business combination on June 16, 2022, including financial projections and business metrics;
•changes in the market for the Company’s products, and expansion plans and opportunities;
•anticipated customer retention by the Company;
•the extent to which the Company is able to protect its intellectual property rights and not infringe on the intellectual property rights of others;
•new or adverse regulatory developments relating to automatic renewal laws;
•our use of proceeds from the sale of shares pursuant to the Standby Equity Purchase Agreement between the Company and YA II PN, LTD., dated as of July 18, 2022; and
•the effect of COVID-19 on the foregoing, including its effect on the business and financial conditions of the Company.
    These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in the “Risk Factors” section are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY
This prospectus is part of a registration statement that we filed with the Commission. We have provided to you in this prospectus a general description of the Selling Stockholders and the distribution of the shares. To the extent there is a conflict between the information contained in this prospectus and any of our subsequent filings with the Commission, the information in the document having the later date shall modify or supersede the earlier statement.
As permitted by the rules and regulations of the Commission, the registration statement, of which this prospectus forms part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the Commission at the Commission’s website or at the Commission’s offices described above under the heading “Incorporation of Certain Information by Reference” if necessary
As used in this prospectus, unless the context otherwise requires or indicates, references to “Grove,” “Company,” “we,” “our,” and “us,” refer to Grove Collaborative Holdings, Inc. and its subsidiaries.
Overview

Grove is a digital-first, sustainability-oriented consumer products innovator. We use our connection with consumers to create and curate authentic, disruptive brands and products. Grove builds natural products that perform as well as or better than many leading CPG brands (both conventional and natural), while being healthier for consumers and the planet.
Grove’s omnichannel distribution strategy enables us to reach consumers where they want to shop. We operate an online direct-to-consumer website and mobile application (“DTC platform”) where we both sell our Grove-owned brands (“Grove Brands”) and partner with other leading natural and mission-based CPG brands, providing consumers the best selection of curated products across many categories and brands. In the six months ended June 30, 2022, we generated approximately 50% of our net revenue from Grove Brands, with 75% of that net revenue from home care products. As we grow our product assortment and distribution in beauty and personal care, we expect the contribution of sales from these categories to increase.
Over the last five years, our Grove Co. brand has emerged as a market leader in several important categories including sustainable home care and direct-to-consumer natural home care. Grove Co. has also quickly established itself as a leader in the hand, dish, and cleaning categories at Target.
Grove is a public benefit corporation and a Certified B Corporation, meaning we adhere to third party standards for prioritizing social, environmental, and community wellbeing. We have a history of doing well by doing good, which is supported by our flywheel: as we have grown, our product development capabilities and data have improved. That improved innovation grows both topline and expands margins as our innovation tends to be both market expanding and margin accretive. Since inception, Grove has grown rapidly and invested heavily in building out both our Grove ecommerce platform and its Grove Brands, and over this period we have operated at a loss and have accumulated deficits of ($573) million as of June 30, 2022. After several years of annual revenue growth, our revenues in the six months ended June 30, 2022 were approximately 16% lower than in the prior year comparative period, reflecting the challenges that the industry faces as a result of customers buying behaviors reverting to pre-pandemic levels. While we continue to believe that there are long term growth trends in the zero-waste industry and that we will be able to continue to grow our business in the long run, post-pandemic consumer behavior patterns and macro-economic factors will continue to be a risk to our business and will continue to adversely impact our financial performance. In light of these dynamics, we expect our revenue to decline in 2022 compared to 2021, with our retail expansion partially offsetting contraction in our direct-to-consumer business. We expect that revenue will stabilize in 2023, with retail sales representing a greater proportion of our revenue compared to 2022, before returning to growth beginning in 2024.
The mailing address of our principal executive office is 1301 Sansome Street, San Francisco, CA 94111 and our telephone number is (800) 231-8527.

Company History
Grove started in 2012 under the name “ePantry” as an online retailer for third-party natural household, beauty and personal care brands. We leveraged our ecommerce platform to learn about the industry, gain significant insight into consumer preferences and determine how we might drive change. Early on, it became clear that the current carbon, plastic, and ingredient footprint of our industry is unsustainable, and that there will be massive share shift to products that perform while supporting human and environmental health.
Our key long-term strategic advantage comes from a combination of our authentic mission and our direct relationships with customers. We gained differentiated insights on consumer preferences and provided a platform for them to tell us what they value in each product category we carried. We paired this insight with best-in-class product innovation capabilities, and in 2016 we launched Grove Co., our flagship home care brand. We have since brought more than 400 Grove Brand products to customers across our portfolio of brands, and Grove Co. has grown into the largest brand by revenue on our DTC platform.
After building a robust portfolio of highly efficacious, good-for-the-world products, we have recently pushed into an omnichannel model in order to reach consumers where and how they shop. We continue to operate our DTC platform where we maintain direct relationships with over 1.5 million consumers annually who enjoy our best-in-class assortment of natural home, beauty and personal care products. In addition, we launched a nationwide partnership with Target in April 2021, and recently announced entry into Kohl’s, Meijer, and Giant Eagle. We continue to actively pursue opportunities to develop our brick-and-mortar retail distribution platform and expand our sales to third-party ecommerce channels.

The Offering

Shares to be registered for sale by the Selling Stockholders	18,481,237 shares of Class A Common Stock
Use of Proceeds	We will not receive any proceeds from the sale of shares of our Class A Common Stock by the Selling Stockholders.
New York Stock Exchange Trading Symbol for Class A Common Stock	GROV
Risk Factors

The Shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. You should read the “Risk Factors” section of this prospectus beginning on page S-6 for a discussion of factors to consider before deciding to invest in our Class A Common Stock.

RISK FACTORS
Investing in shares of our Class A Common Stock involves a high degree of risk. Investors should carefully consider the risks we have described under “Risk Factors” in our Form S-1 (Registration No. 333-266205), as amended, together with all the other information appearing in or incorporated by reference into this prospectus, before deciding to invest in our Class A Common Stock. If any of the events or developments we have described occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Class A Common Stock could decline, and investors could lose all or part of their investment. The risks and uncertainties we have described are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Class A Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS
The table below sets forth information concerning the resale of the shares by the Selling Stockholders. We will not receive any proceeds from the resale of the shares by the Selling Stockholders.
The table below sets forth, as of August 19, 2022 (the “Determination Date”), (i) the name of each person who is offering the resale of shares by this prospectus and their position with us; (ii) the number of shares (and the percentage, if 1% or more) of Class A Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each person; (iii) the number of shares that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iv) the number of shares (and the percentage, if 1% or more) of Class A Common Stock each person will own after the offering, assuming they sell all of the shares offered. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The address for each Selling Stockholder listed in the table below is c/o Grove Collaborative Holdings, Inc., 1301 Sansome Street, San Francisco, CA 94111.
The table below has been prepared based upon the information furnished to us by the Selling Stockholders as of the Determination Date, and we have not independently verified this information. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Class A Common Stock that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their Class A Common Stock under the offering contemplated by this prospectus or acquire additional shares of Class A Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the Commission. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of the Determination Date. Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis. Ownership of Class B Common Stock is therefore deemed to be beneficial ownership of Class A Common Stock under Commission regulations. Unless otherwise indicated, for purposes of the presentation of ownership of Class A Common Stock in this table, it has been assumed that each person listed therein as holding Class B Common Stock has converted into Class A Common Stock all shares of Class B Common Stock of which that person is deemed the beneficial owner. Thus, all shares of Class B Common Stock held by the reporting parties have been included in the calculation of the total amount of Class A

Common Stock owned by each such person as well as in the calculation of the total amount of Class B Common Stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)	Percentage of Class A Common Stock Beneficially Owned Before Resale(1)(2)	Shares of Class A Common Stock Offered for Resale in this Offering(3)	Shares of Class A Common Stock Beneficially Owned After this Offering(4)	Percentage of Class A Common Stock Beneficially Owned After Resale(1)(2)
Stuart Landesberg(5)	10,304,323(6)	19.3%	11,626,755	2,030,724	4.5%
Sergio Cervantes	63,149(7)	*	705,625	63,149	0.1%
Fumbi Chima	—	—	—	—	—
Christopher Clark	1,867,843(8)	4.2%	1,794,676	518,431	1.2%
Delida Costin(9)	994,655(10)	2.3%	1,423,008	144,966	0.3%
Jennie Perry	521,039(11)	1.2%	1,058,437	94,724	0.2%
David Glazer	33,672(12)	*	313,610	33,672	0.1%
John Replogle(13)	316,906(14)	*	784,050	316,906	0.7%
Jon Silverman	860,082	2.0%	742,876	282,381	0.7%
Rayhan Arif	—	—	—	—	—
Kristine Miller	—	—	—	—	—
Naytri Shroff Sramek	—	—	—	—	—
Certain Non-Affiliates(15)	32,200	*	32,200	—	—

* Less than one percent
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except where we had knowledge of such ownership, the number presented in this column may not include shares held in street name or through other entities over which the Selling Stockholder has voting and dispositive power.
(2)Percentages are based on the 43,216,314 shares of Class A Common Stock issued and outstanding as of the Determination Date.
(3)As set forth in the table below, certain of the shares being offered by the Selling Stockholders are issuable pursuant to stock options and/or restricted stock units outstanding on the Determination Date that may only be acquired more than 60 days from the Determination Date. As a result, these shares are not beneficially owned as of the Determination Date.

Selling Stockholder	Shares Issuable Pursuant to stock options and/or restricted stock units that may only be acquired more than 60 days from the Determination Date
Sergio Cervantes	705,625
Christopher Clark	445,264
Delida Costin	573,319
David Glazer	313,610
Stuart Landesberg	3,353,156
Jennie Perry	632,122
John Replogle	784,050
Jon Silverman	165,175
(4)Assumes all of the shares of Class A Common Stock being offered are sold in the offering, that shares of Class A Common Stock beneficially owned by such Selling Stockholder on the Determination Date but not being offered pursuant to this prospectus (if any) are not sold, and that no additional shares are purchased or otherwise acquired other than pursuant to the restricted stock awards and restricted stock units relating to the shares being offered.

(5)Includes 100 shares of Class A Common Stock that are held by the Landesberg Living Trust. Mr. Landesberg may be deemed to have voting and dispositive investment power with respect to the shares held by the Landesberg Living Trust.
(6)Includes 10,301,623 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(7)Includes 63,149 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(8)Includes 1,540,006 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(9)Consists of 100 shares of Class A Common Stock that are held by the Weatherspoon Costin Family Trust. Ms. Costin may be deemed to have voting and dispositive investment power with respect to the shares held by the Weatherspoon Costin Family Trust.
(10)Includes 144,866 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(11)Includes 521,039 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(12)Includes 30,672 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(13)Consists of 267 shares of Class A Common Stock that are held by the Replogle Family LLC. Mr. Replogle serves as the manager of Replogle Family LLC may be deemed to have voting and dispositive investment power with respect to the shares held by the Replogle Family LLC.
(14)Includes 90,436 shares of Class B Common Stock that are convertible into shares of Class A Common Stock on a one-for-one basis.
(15)Certain non-affiliates’ beneficial ownership consists of 32,200 shares of Class A Common Stock held of record by certain employees.

DESCRIPTION OF SECURITIES BEING OFFERED

General
The Company’s Certificate of Incorporation (the “Charter”) authorizes the issuance of 900,000,000 shares, consisting of (a) 800,000,000 shares of common stock, of which (i) 600,000,000 shares are designated Class A Common Stock and (ii) 200,000,000 shares are designated Class B Common Stock, and (b) 100,000,000 shares of preferred stock (the “Preferred Stock”).
As of June 30, 2022, there were outstanding 38,513,779 shares of Class A Common Stock, 124,355,978 shares of Class B Common Stock and no shares of Preferred Stock.
Common Stock
Grove Collaborative Holdings, Inc. Class A Common Stock
Voting rights. Each holder of Class A Common Stock is entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by the Company’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock will not be entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).
Dividend rights. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, capital stock, or property of the Company as may be declared and paid from time to time by the Company’s Board of Directors (the “Board”) out of any of the Company’s assets or funds legally available therefor; provided, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.
Rights upon liquidation. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock, after payment or provision for payment of the debts and other liabilities of the Company, are entitled to receive all of the assets and funds of the Company available for distribution in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class A Common Stock held by them.
Other rights. No holder of shares of Class A Common Stock are entitled to preemptive or subscription rights contained in the Charter or in the Company’s amended and restated Bylaws (the “Bylaws”). There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Grove Collaborative Holdings, Inc. Class B Common Stock

Voting rights. Each holder of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by the Company’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock, or property of the Company as may be declared and paid from time to time by the Board out of any of the Company’s assets or funds legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Rights upon liquidation. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock, after payment or provision for payment of the debts and other liabilities of the Company, are entitled to receive all of the assets and funds of the Company available for distribution in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class B Common Stock held by them.

Transfers. Pursuant to the Charter, holders of Class B Common Stock are generally restricted from transferring such shares, other than to another Class B Common Stockholder or a Permitted Entity (as defined in the Charter).

Mandatory Conversion. Each share of Class B Common Stock will be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Transfer to a Permitted Entity (as defined in the Charter). Holders of Class B Common Stock may also elect to convert into an equal number of fully paid and nonassessable shares of Class A Common Stock at their option.

Other rights. No holder of shares of Class B Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences, and privileges of holders of the Class B Common Stock are subject to those of the holders of any shares of Preferred Stock that the Company may issue in the future.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.

The Board is divided into three classes of directors designated as Class I, Class II, and Class III, respectively. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (and not by Company stockholders). All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the then outstanding voting stock of the Company entitled to vote at an election of directors, voting together as a single class.

In addition to the powers and authorities before or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Charter, and to any Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the Preferred Stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter or Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Company issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (the “NYSE”), which apply so long as the Class A Common Stock (or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Dual-Class Stock

As described above in “—Common Stock—Grove Collaborative Holdings, Inc. Class A Common Stock—Voting Rights,” and “—Common Stock—Grove Collaborative Holdings, Inc. Class B Common Stock—Voting Rights,” the Charter provides for a dual-class common stock structure.

Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only by a majority of the Board, the Chairman of the Board, the Chief Executive Officer of the Company or when requested in writing by the holders of not less than 20% of all votes entitled to be cast at the meeting, and may not be called by any other person. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Charter or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Company’s secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Amendment to Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Charter provides that all provisions therein may be altered, amended, or repealed only by the affirmative vote of the holders of at least two-thirds (66.7%) in voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Charter provides that the authorized number of shares of any class of stock may only be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Bylaws may be amended, altered, or repealed (A) by the affirmative vote of a majority of the Board or (B) in addition to any vote of the holders of any class or series of capital stock of the Company required by law or the Charter, the affirmative vote of the holders of at least two-thirds (66.7%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Classified Board and Stockholder Action by Written Consent

The Charter provides that the Board is classified into three classes of directors, each of which holds office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of the Company at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Under the Charter, the Company’s stockholders are required to take action at an annual or special meeting of the stockholders. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The Charter limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that the Company will indemnify them to the fullest extent permitted by such law. The Company has entered and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by the Board. Each indemnification agreement provides that the Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Company’s directors, executive officers, or other key employees, to the fullest extent permitted by the laws of the state of Delaware, the Charter, and the Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by the laws of the state of Delaware, the Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with the legal proceeding involving his or her status as a director, executive director, or key employee.

Exclusive Jurisdiction of Certain Actions

The Charter requires, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, that derivative actions brought in the name of the Company, actions against current or former directors, officers, employees, and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws and actions asserting a claim against the Company governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

The exclusive forum provision in the Charter would not apply to claims brought under the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of the Company’s common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Charter does not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

In addition, the Charter requires that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The Shares covered by this prospectus are being registered by us for the account of the Selling Stockholders.

The Shares offered under this prospectus may be sold from time to time directly by or on behalf of the Selling Stockholders in one or more transactions, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both. This compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with sales of Shares, a Selling Stockholder and any participating broker or dealer may be deemed to be underwriters within the meaning of the Securities Act, and any commissions they receive, and the proceeds of any sale of shares may be deemed to be, underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the Shares to which this prospectus relates. Any commissions, selling expenses or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the Selling Stockholder. In order to comply with certain states securities laws, if applicable, the Shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless they have been registered or qualified for sale in that state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the Shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

LEGAL MATTERS

Sidley Austin LLP, Chicago, Illinois will issue an opinion regarding the legality of certain of the offered securities.

EXPERTS

The financial statements of Virgin Group Acquisition Corp. II as of December 31, 2021, and for the period from January 13, 2021 (inception) through December 31, 2021, have been included herein and in the registration statement in reliance upon the report of WithumSmith+Brown, PC., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Grove Collaborative, Inc. at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, appearing in this Prospectus and this Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-4 (Registration No. 333-262200), filed with the Commission on January 18, 2022 and as amended on March 11, 2022, April 18, 2022, May 10, 2022 and May 13, 2022;

(2)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 16, 2022;

(3)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the Commission on August 12, 2022 and as amended on August 22, 2022;

(4)The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 4, 2022, April 14, 2022, June 2, 2022, June 15, 2022, June 23, 2022, July 19, 2022, August 22, 2022 and August 30, 2022; and

(5)The description of the Class A Common Stock contained in the Registrant’s Registration Statement on Form S-1, filed with the Commission on July 18, 2022 (Registration No. 333-266197), including any amendment or report for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with future directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2022).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2022).

4.3
Grove Collaborative Holdings, Inc. 2022 Equity and Incentive Plan (incorporated by reference to Annex I to the Registrant’s Registration Statement on Form S-4/A (File No. 333-262200), filed with the Commission on May 13, 2022).

4.4
Grove Collaborative Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Annex J to the Registration Statement on Form S-4/A (File No. 333-262200), filed with the Commission on May 13, 2022).

4.5	Grove Collaborative, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2022).

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

*23.1	Consent of Sidley Austin LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of WithumSmith+Brown, PC, independent registered public accounting firm

*23.3	Consent of Ernst & Young LLP, independent registered public accounting firm

*24.1	Powers of Attorney (included in the signature page to this Registration Statement).

*107	Calculation of Filing Fee Table

*Filed herewith.
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on September 1, 2022.

GROVE COLLABORATIVE HOLDINGS, INC.

By	/s/ Stuart Landesberg
Name	Stuart Landesberg
Title	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that that each of the undersigned hereby constitutes and appoints, jointly and severally, Stuart Landesberg, Sergio Cervantes and Delida Costin, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stuart Landesberg	President and Chief Executive Officer (Principal Executive Officer); Director	September 1, 2022
Stuart Landesberg

/s/ Sergio Cervantes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 1, 2022
Sergio Cervantes

/s/ Rayhan Arif	Director	September 1, 2022
Rayhan Arif

/s/ Fumbi Chima	Director	September 1, 2022
Fumbi Chima

/s/ Christopher Clark	Director	September 1, 2022
Christopher Clark

/s/ David Glazer	Director	September 1, 2022
David Glazer

/s/ Kristine Miller	Director	September 1, 2022
Kristine Miller

/s/ John Replogle	Director	September 1, 2022
John Reploge

/s/ Naytri Shroff Sramek	Director	September 1, 2022
Naytri Shroff Sramek